EXHIBIT 99.2

MedicalCV, Inc. Completes One-for-Ten Reverse Stock Split; Stock Symbol Changes to “MCVI”

INVER GROVE HEIGHTS, Minn.—(BUSINESS WIRE)—May 31, 2006—MedicalCV, Inc. (OTCBB:MDCV), www.medcvinc.com, announced today that it has effected its previously announced one-for-ten reverse stock split. Beginning on June 1, 2006 at the market open, MedicalCV’s common stock will begin trading on a split-adjusted basis under the new trading symbol “MCVI” (OTCBB:MCVI).

Pursuant to the reverse stock split, every 10 shares of the Company’s common stock have been automatically combined into one share of common stock, without any change in the par value of the shares.

The number of outstanding shares of MedicalCV’s common stock has been reduced from approximately 91.2 million to approximately 9.1 million shares. No fractional shares were issued in connection with the reverse stock split and shareholders who would have been entitled to fractional shares will instead receive cash.

About MedicalCV

MedicalCV, Inc.’s core technology is the ATRILAZE(TM) Surgical Ablation System for use in cardiac tissue ablation procedures in open-heart surgery. The ATRILAZE system and its platform of laser technology are currently being utilized as a potential means to treat atrial fibrillation in concomitant open-heart surgical procedures. Atrial fibrillation, or AF, is the most commonly occurring cardiac arrhythmia. It reduces cardiac output, is a major precursor to congestive heart failure and is associated with an increased incidence of stroke. To learn more about MedicalCV, visit its website at www.medcvinc.com.

CONTACT:

MedicalCV, Inc.,

Inver Grove Heights

Marc P. Flores, 651-452-3000

or

EVC Group

Investors:

Doug Sherk, 415-896-6820

or

Jennifer Beugelmans, 415-896-6820

jbeugelmans@evcgroup.com

or

Lois Paul & Partners

Media:

Melissa Zipin, 781-782-5726

melissa_zipin@lpp.com

SOURCE: MedicalCV, Inc.